UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2011

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ  07301
(Address of principal executive offices) (Zip Code)

(201) 275-0555
(Registrant’s telephone number, including area code)

2235 Encinitas Boulevard, Suite 210, Encinitas, California 92024
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2011, our Board of Directors elected Stephen Baksa to join the Board of Directors, effective November 1, 2011.

Pursuant to our appointment letter agreement with him dated November 1, 2011 (the “Baksa Agreement”), we will pay Mr. Baksa an annual cash stipend of $20,000 (in quarterly increments).

We also indicated in the Baksa Agreement an intention to make annual grants to Mr. Baksa of 200,000 five-year stock options under our 2010 Stock Plan, which annual options would vest in one lump amount one year after they are granted, subject to continuation of service.  Such stock options would, if vested on the date of cessation of service, remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

As contemplated by the Baksa Agreement, we granted such 200,000 stock options to Mr. Baksa effective November 1, 2011.  The exercise price of the stock options is $0.225 per share.

On July 16, 2010, Mr. Baksa purchased from us for $300,000, in a private placement, 400,000 shares of our common stock and 100,000 common stock warrants (which have an exercise price of $1.00 per share and expire on July 15, 2013).

Our Board of Directors does not currently have any committees, so Mr. Baksa’s Board committee assignments, if any, are not now known.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      November 1, 2011

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
Name:	James Orsini
Title:	Chief Executive Officer and President